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                                                                     Exhibit 4.3

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

            This Amendment No. 2 to Rights Agreement (the "Second Amendment") dated as of February 5, 2005, between The Greenbrier Companies, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., a national banking association, organized and existing under the laws of the United States (the "Rights Agent");

                                   WITNESSETH:

            WHEREAS, on July 13, 2004, the Board of Directors of the Company (the "Board of Directors") authorized and approved a Stockholder Rights Agreement between the Company and the Rights Agent, which was subsequently entered into by the Company and the Rights Agent;

            WHEREAS, on November 9, 2004, the Board of Directors authorized and approved Amendment No. 1 to Rights Agreement ("First Amendment"), which was subsequently entered into by the Company and the Rights Agent (the Stockholder Rights Agreement as amended by the First Amendment, the "Rights Agreement");

            WHEREAS, Section 27 of the Rights Agreement permits the Board of Directors, prior to the Distribution Date, to supplement or amend the Rights Agreement without the approval of any holders of Rights or Common Shares in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to the Rights which the Board of Directors may deem necessary or desirable; and

            WHEREAS, on February 5, 2005, the Board of Directors authorized and approved this Second Amendment, to be effective as of the date hereof;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. A new Section 1(l) is added to the Rights Agreement to read as follows:

"Grandfathered Stockholder" is as defined in Section 1(a) and also includes the respective estates of Alan James and William A. Furman, but shall not include any transferee or successor of such estates.

      2. References to "Alan James" and "William A. Furman" in Section 1(c) of the Rights Agreement shall be deemed to include their respective estates.

            IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

THE GREENBRIER COMPANIES, INC.

By:    /s/ William A. Furman
    ----------------------------
       William A. Furman
Title: President and Chief Executive Officer

EQUISERVE TRUST COMPANY, N.A.

By:    /s/ Thomas McDonough
    ----------------------------
       Thomas McDonough
Title: Senior Account Manager